Exhibit 10.2

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT, dated as of July 7, 2022 (this “Agreement”), by and among KINGSWOOD ACQUISITION CORP., a Delaware corporation (“KWAC”), WENTWORTH MANAGEMENT SERVICES, LLC, a Delaware limited liability company (the “Company”), and MHC SECURITIES LLC (the “Company Member”).

WHEREAS, KWAC, the Company, Binah Capital Group, Inc., a Delaware corporation (“Holdings”), Wentworth Merger Sub LLC, a Delaware limited liability company (“Wentworth Merger Sub”), and Kingswood Merger Sub Inc., a Delaware corporation (“Kingswood Merger Sub”), propose to enter into, simultaneously herewith, an agreement and plan of merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a copy of which has been made available to the Company Member, which provides, among other things, that, upon the terms and subject to the conditions thereof, Kingswood Merger Sub will be merged with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly owned subsidiary of Holdings and Wentworth Merger Sub will be merged with and into the Company (the “Wentworth Merger”), with the Company surviving the Wentworth Merger as wholly-owned subsidiary of Holdings;

WHEREAS, as a result of the Kingswood Merger and Wentworth Merger, KWAC and the Company will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on a National Exchange;

WHEREAS, as of the date hereof, the Company Member owns of record the number of Company Class A Units as set forth opposite the Company Member’s name on Exhibit A hereto (all such Company Class A Units and any Company Class A Units of which ownership of record or the power to vote is hereafter acquired by the Company Member prior to the termination of this Agreement being referred to herein as the “Units”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company Member, KWAC and the Company hereby agrees as follows:

1.	Agreement to Vote. The Company Member, by this Agreement, with respect to its Units, severally and not jointly, hereby agrees to execute such documents or certificates evidencing such agreement as KWAC may reasonably request in connection therewith, to vote at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all Company Member’s Units (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the members of the Company, (c) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would reasonably be foreseeable to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. The Company Member acknowledges receipt and review of a copy of the Merger Agreement.

2.	Transfer of Units. The Company Member, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), dispose of any of the Units or otherwise agrees to do any of the foregoing (unless the transferee or any lender to whom the Units are pledged agrees to be bound by this Agreement), (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder or any action reasonably likely to impair or impede the Closing under the Merger Agreement, or cause the failure of the conditions set forth in Article VIII thereof.

3.	Representations and Warranties. The Company Member, represents and warrants for and on behalf of itself to KWAC as follows:

(a)	the execution, delivery and performance by the Company Member of this Agreement and the consummation by the Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to the Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) conflict with or result in a breach of or constitute a default under any provision of the Company Member’s organizational documents.

(b)	that the Company Member has the power, authority, and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by the Company Member.

(c)	except as disclosed on schedule 3.21 of the Merger Agreement, the Company Member is not a party to any outstanding loans, advances, pledge agreements, or other extensions of credit made by Company Member to any third party or affiliate of Company Member or the Company.

4.	Termination. This Agreement and the obligations of the Company Member under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of KWAC and the Company. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

5.	Miscellaneous.

(a)	Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)	All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(b)):

If to Holdings or KWAC, to it at:

Kingswood Acquisition Corp.
17 Battery Place, Room 625
New York, NY 10004

Attention: Michael Nessim

Email: mnessim@kingswoodus.com

with a copy to:

Shearman & Sterling, LLP
401 9th Street, NW, Suite 800

Washington, DC 20004-2128
Attention: Christopher M. Zochowski; Bradley Noojin
E-mail: chris.zochowski@shearman.com and brad.noojin@shearman.com

If to the Company Member, to the address set forth for Company Member on the signature page hereof.

(c)	If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)	This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e)	This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)	The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits, or proceedings (collectively, “Action”). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)	This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)	Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)	This Agreement shall not be effective or binding upon the Company Member until such time as the Merger Agreement is executed by each of the parties thereto.

(k)	If, and as often as, there are any changes in the Company or the Company Member’s Units by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Member and its Units as so changed.

(l)	Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KINGSWOOD ACQUISITION CORP.

By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

WENTWORTH MANAGEMENT SERVICES LLC

By:	/s/ Craig Gould
Name: Craig Gould
Title: President

COMPANY MEMBER:

MHC SECURITIES LLC

By:	/s/ Alexander C. Markowits
Name: Alexander C. Markowits
Title: Manager
Address: 515 Plainfield Ave. #200 Edison, NJ 08817

Accepted and agreed to as of the date first written above:

BERKELEY STREET INCOME FUND LLC in its capacity as lender to the Company Member

By:	BERKELEY STREET REAL ESTATE ADVISORS LLC, its manager

By:	/s/ Andrew Magliochetti
Name: Andrew Magliochetti
Title:	President